UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 29, 2013

SAGA ENERGY, INC. (Exact name of registrant as specified in its chapter)

Florida (State or other jurisdiction of incorporation)	000-52692 (Commission File Number)	65-0921319 (IRS Employer Identification No.)

1509 East Chapman Ave, Orange, CA (Address of principal executive offices)	92866 (Zip Code)

(714) 532-1500 Registrant's telephone number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2013 Dading Soetarso resigned from his position as Chief Financial Officer of Saga Energy, Inc. (the “Company”); George Djuhari tendered his resignation from his position as Director of the Company; and Boedi Tjahjono resigned from his position as Director of the Company, effective the date their successors are duly appointed and qualified.

Effective January 31, 2013, Ricardo Hsu has been appointed the Chief Financial Officer and as Director of the Company, and Shingo Araki has been appointed as Director of the Company.

Ricardo Hsu, age 39, has served as the Chief Financial Officer of Kingstar S.A., a Guatemala corporation involved in trade of goods between Asia, North America & South America, since August 2004. He served as the Chief Financial Officer of Network Fueling Corporation, a Colorado corporation involved in managing truck stops and cardlock facilities across California, Colorado, Nevada, New Mexico, and Wyoming, from January 2002 to July 2004. Mr. Hsu also served as the Chief Financial Officer of Zelcom Industries, Inc., a California based Information Technology company, from October 1998 to December 2001. Mr. Hsu received a Masters in Business Administration from Woodbury University in 1998.

Shingo Araki, age 43, has served as Creative Director for ASG Renaissance, a Michigan based marketing and Public Relations agency for Jaguar and Land Rover North America, since August 2005. He also served as Creative Director for Tuningwerks Magazine, a boutique European automobile publication, from January 2002 to July 2005. Mr. Araki served as Vice President and Creative Director of Zelcom Industries, Inc., a California based Information Technology company, from September 1999 to September 2001. Mr. Araki graduated from the prestigious Art Center College of Design in Pasadena, California in 1994.

We have not entered into any written or oral agreement with Mr. Hsu or Mr. Araki. There is no familial relationship between Mr. Araki, Mr. Hsu, and any of the Company's directors or executive officers. There have been no transactions or any currently proposed transactions in which Mr. Hsu or Mr. Araki were or are to be participants in which they have or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2013

SAGA ENERGY, INC.

/s/ Ilyas Chaudhary
BY: Ilyas Chaudhary ITS: President and Chief Executive Officer (Principal Executive Officer)